UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to §§ 240.14a-12

KOREA EQUITY FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Korea Equity Fund, Inc.
2 World Financial Center, Building B, New York, N.Y.  10281

August 10, 2010

PROTECT YOUR INVESTMENT IN THE KOREA EQUITY FUND

VOTE THE WHITE PROXY CARD TODAY

Dear Korea Equity Fund Shareholder:

We have previously sent you proxy materials and a WHITE proxy card related to your Fund’s annual meeting of shareholders scheduled for August 24, 2010.  Please vote today using the WHITE proxy card FOR Proposal 1 and Proposal 2, and AGAINST Proposal 3.  Regardless of the amount of shares you own, your vote is important.

You have also received proxy material and a green proxy card from Bulldog Investors General Partnership (“Bulldog”), a dissident hedge fund group that is trying to get its nominee elected to the Board of the Fund, terminate the management agreement with Nomura Asset Management U.S.A. Inc. (“NAM-USA”), and effectively liquidate your Fund.

THIS IS YOUR FUND.  DO NOT LET BULLDOG DISRUPT THE MANAGEMENT AND FUTURE OF YOUR INVESTMENT.

Bulldog is trying to get you to support its proposal to terminate the management agreement with NAM-USA.

•
Bulldog offers no alternative or suggestion as to who would manage the Fund if it is successful in terminating the advisory agreement with NAM-USA.  Without access to NAM-USA, the Board would be forced to try to identify a successor adviser and there can be no assurance that a successor firm with comparable expertise or experience could be retained.

•	NAM-USA has managed your Fund for 17 years. Look at the facts and make your own judgment about your Fund’s performance:

o	For the 1 year period ended June 30, 2010, your Fund’s NAV increased by over 30%, outperforming its benchmark, the KOSPI, by 3.4%.

o	For the 3 and 5 year periods ended June 30, 2010, your Fund outperformed the fund that Bulldog cites as a peer.

•
The Korean market is a unique arena that requires specific experience and resources.  NAM-USA and its affiliates manage $245 billion in assets, and have a rare combination of experience and resources.  These companies have extensive global research capabilities and offices in Seoul, South Korea and other major Asian financial centers.  The Directors believe this special expertise is key to the Fund's future investment success.

If you want the Fund to survive as a successful exchange-listed closed-end fund investing in Korean securities, it is extremely important that you do not return Bulldog’s green proxy card.  We urge you to return only the Fund’s WHITE proxy card.

Bulldog is also asking you to support the election of its nominee, Phillip Goldstein, to the Board of your Fund.

•
Look at Bulldog’s proxy statement and you will see that it and its affiliates have owned shares in the Fund for less than one year. Bulldog has apparently bought into your Fund with the express purpose of trying to force the Board to take actions so Bulldog can get out with a quick profit.

•	Bulldog has a history of targeting closed-end funds to make a quick profit.

Your Board is Committed to Acting to Protect the Interests of All Shareholders.  Your Fund’s nominee, William G. Barker, Jr., has been a significant contributor to the Fund as a director for 17 years.

PLEASE VOTE ONLY THE WHITE PROXY CARD FOR YOUR FUND'S NOMINEE FOR DIRECTOR, FOR THE RATIFICATION OF ERNST & YOUNG AND AGAINST THE SHAREHOLDER PROPOSAL IN PROPOSAL 3.

Send Bulldog a message by discarding any green proxy card you receive! Even if you have already returned the dissident shareholders' GREEN proxy card, you can still support your Board by returning the enclosed WHITE proxy card.  Only your latest dated proxy card will count.

If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor: The Altman Group, Inc., toll free at 800-317-8025.

Sincerely,

The Directors of your Fund

William G. Barker, Jr.	Shigeru Shinohara

Rodney A. Buck	Chor Weng Tan

David B. Chemidlin

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN MANAGEMENT'S PROXY CARD TODAY!
●
If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE proxy voting form.

●
Please do not send back any GREEN proxy cards that you receive, even to vote against the dissident nominee.  Doing so will cancel any prior vote you cast supporting your current Board and against the shareholder proposal (Proposal 3).  Please return only the WHITE proxy card.

●	If you have already returned the dissident shareholders' GREEN proxy card, you can still support your Board by returning the enclosed WHITE proxy card. Only your latest dated proxy card will count.